EXHIBIT 99.1

CARBO CERAMICS INC. ANNOUNCES THIRD QUARTER RESULTS; COMPLETION OF CHINA PLANT AND GEORGIA MINERALS PURCHASE

Conference Call Scheduled for Today, 9:00 a.m. Central Time

Irving, Texas (October 22, 2002) -- CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, today announced net income of $5.8 million or $0.37 per share (on a diluted basis), on revenues of $35.5 million, for the quarter ended September 30, 2002. For the nine months ended September 30, 2002, the company reported net income of $15.8 million or $1.04 per diluted share, on revenues of $94.5 million.

Third quarter revenues decreased 3 percent from the same period a year ago due to lower sales volume attributable to a decline in North American natural gas drilling activity. Revenues for the quarter ended September 30, 2002 include $2.5 million from Pinnacle Technologies Inc. which was acquired by the company on May 31, 2002. Sales volume for the quarter totaled 120 million pounds, a decline of 12 percent versus last year's third quarter. The U.S natural gas rig count for this year's third quarter was 31 percent lower than the same period last year, while the Canadian rig count was down 22 percent versus the prior year. Despite this decline in drilling activity, North American sales volume fell by only 21 percent compared to the previous year, and the decline in North American sales was partially offset by a 76 percent increase in sales outside of North America. Gross profit margins for the quarter decreased to 42 percent compared to 45 percent in the third quarter of 2001 due to lower production rates at the company's manufacturing facilities necessitated by lower sales demand. Selling, general and administrative expenses increased $1.3 million compared to the third quarter of last year due to increased marketing and business development activities as well as expenses of Pinnacle Technologies. Net income for the quarter fell 30 percent versus the same quarter a year earlier.

Year to date revenues declined 11 percent versus last year, driven primarily by a 29 percent decline in the U.S. natural gas rig count. Gross profit margins for the nine months ended September 30 declined from 42 percent in 2001 to 41 percent in the current year due primarily to the impact of lower production rates at the company's manufacturing facilities. Selling, general and administrative expenses for the nine months ended September 30, decreased $1.4 million from the previous year. However, 2001 results include a $3.5 million charge recognized in connection with the modification of stock-based compensation. Excluding this charge, selling, general and administrative expenses for the year to date increased $2.1 million from last year due to increased marketing, business development and engineering activity as well as management activities in China and expenses from Pinnacle Technologies. Net income for the year to date 2002 declined 20 percent compared to the same period in 2001. Excluding the charge for modification of stock-based compensation, net income for the first nine months of 2002 declined 28 percent compared to the same period a year earlier.

During the quarter the company completed the acquisition of approximately 1,500 acres of land and leasehold interests in Wilkinson County, Georgia containing approximately 13 million tons of raw material for the production of its lightweight ceramic proppants. Total acquisition costs were $4.9 million and the acquisition will provide the company with a low-cost, long-term source of supply of raw materials for its McIntyre, Georgia manufacturing facility.

The company also announced that it has achieved mechanical completion of its new manufacturing facility in Luoyang, China. The plant was completed ahead of schedule and within the original budget of $9.5 million. Initial production from this facility is expected during this year's fourth quarter.

CARBO Ceramics Third Quarter Earnings Release

October 22, 2002

Mark Pearson, President and Chief Executive Officer of CARBO Ceramics, stated, "We continue to be pleased with the performance of our business despite a slowdown in North American natural gas drilling. We are continuing to move forward with our strategic growth plan. For the first time in the company's history, we own property that provides a long term source of raw materials and we are looking forward to initial production from the new plant in China, our first foreign manufacturing facility."

As previously announced, a conference call to discuss the company's third quarter results has been scheduled for Tuesday, October 22, at 9:00 a.m. central time. To participate in the call, please dial

719-457-2661 and refer to confirmation code 308690. The call can also be accessed live or on a delayed basis via the company's Web site, www.carboceramics.com or by accessing the following URL: http://www.firstcallevents.com/service/ajwz362769751gf12.html

CARBO Ceramics Inc. is based in Irving, Texas.

This news release contains forward-looking statements that involve risks and uncertainties including price volatility, operation and other risks and other factors described in the company's publicly available SEC reports, which could cause actual results to differ materially from those indicated in the forward-looking statements.

- tables follow -

CARBO Ceramics Third Quarter Earnings Release

October 22, 2002

	Three Months Ended September 30		Nine Months Ended September 30
	2002	2001	2002	2001
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$ 35,484	$ 36,627	$ 94,446	$ 106,105
Operating expenses:
Cost of sales	20,484	20,190	55,798	61,182
Selling, general & administrative	5,362	4,047	13,466	14,863
Start-up costs	437	15	548	15
Total operating expenses	26,283	24,252	69,812	76,060
Operating income	9,201	12,375	24,634	30,045
Net interest income	77	235	369	722
Other income (expense)	(5)	48	83	70
Income before income taxes	9,273	12,658	25,086	30,837
Income taxes	3,459	4,403	9,267	10,965
Net income	$ 5,814	$ 8,255	$ 15,819	$ 19,872

Earnings per share:
Basic	$0.38	$0.55	$1.05	$1.34
Diluted	$0.37	$0.55	$1.04	$1.32

Average shares outstanding:
Basic	15,351	14,933	15,077	14,884
Diluted	15,525	15,044	15,220	15,033

Selected Balance Sheet Information

	Sept. 30, 2002	Dec. 31, 2001
	(in thousands)
Total current assets	$ 65,353	$ 76,502
Net property, plant and equipment	100,943	82,527
Other assets, net	22,868	-
Total assets	189,164	159,029
Total current liabilities	12,599	11,127
Deferred income taxes	12,417	10,960
Shareholders' equity	164,148	136,942
Total liabilities and shareholders' equity	$ 189,164	$ 159,029

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